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                                                                  Exhibit 11.1

                           ATHENA MEDICAL CORPORATION
                      CALCULATIONS OF NET INCOME PER SHARE


                                                  For the three months ended
                                                           March 31
                                                ------------------------------
                                                    1997            1996
                                                --------------  --------------
Actual weighted average shares outstanding
for the period                                    10,453,502       8,948,243
Dilutive common stock options and warrants
using the treasury stock method(1)                     -               -

                                                --------------  --------------

Total shares used in per share calculations       10,453,502       8,948,243
                                                --------------  --------------

Net loss                                           $635,399       $1,013,051
                                                --------------  --------------

Net loss per share                                  $0.06           $0.11
                                                --------------  --------------
                                                --------------  --------------

(1) Options and warrants outstanding are not included as the effect would be anti-dilutive.


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